Exhibit 10.39

AMENDMENT No. 1

This Amendment No. 1 (hereinafter called "Amendment"), made and entered into as of March 11, 2025 (the "Effective Date"), modifies the existing Agreement (as defined below), by and between JILL ACQUISITION LLC ("J.Jill") and ELM ST ADVISORS, LLC, ("Consultant"). J.Jill and Consultant shall individually be referred to as a "Party" and collectively as the "Parties.")

WHEREAS, J.Jill and Consultant entered into an Services Agreement ("Agreement") and Statement of Work dated December 9, 2024; and

WHEREAS, the Parties intend to amend the Statement of Work as set forth herein.

NOW THEREFORE, for and in consideration of the premises, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:

1. Term. Section 2 of the Statement of work is hereby deleted in its entirety and replaced with the following:

Term. Unless sooner terminated as provided in the Agreement, the term of this SOW shall expire November 30, 2025.

2. Consideration. Section 3 of the Statement of work is hereby deleted in its entirety and replaced with the following:

Consideration.

(a) Consulting Fee: As consideration for the Services, the Client shall compensate the Consultant at the rate of $300,000 per month for the first two months of the engagement December 2024 - January 2025), $125,000 per month for months three through seven of the engagement (February 2025 - June 2025) and $100,000 per month for months eight through twelve of the engagement (July 2025 - November 2025)(the "Consulting Fee") and pay to Consultant a one- time retainer fee of $200,000 (the "Retainer"). The Retainer shall be due and payable to Consultant on or prior to the Effective Date. The Client shall pay the Consultant the Consulting Fee, which shall be billed in advance of the first of each month, and any other fees due hereunder, within thirty (30) days of Client's receipt of the relevant invoice; provided, however, that the first month's Consulting Fee shall be due and payable on or prior to the Effective Date. If the Agreement is terminated prior to the end of any month, the Client shall pay a pro rata portion of the applicable Consulting Fee due to Consultant. For the avoidance of doubt, other than with respect to the first Consulting Fee due and payable in advance as of the Effective Date, the Consulting Fee shall be proportionately adjusted as to any partial calendar month that occurs during the term of this SOW. The Retainer is non-refundable, notwithstanding any early termination of the Agreement or this sow.

(b) Stock Options: On the first day following the Effective Date that the Company has an open trading window (the "Grant Date"),the Company will grant to Consultant the option to purchase 33,334 shares of the Company common stock issued under the J.Jill, Inc. 2017 Amended and Restated Omnibus Equity Incentive Plan. The exercise price ("Exercise Price") per share of Common Stock for each Option shall be equal to 100% of the Fair Market Value of such share, determined as of the Grant Date. "Fair Market Value" means the closing sales price of Company Common Stock reported the national securities exchange on which such shares are listed on the Grant Date, or if there is no such sale on that date, then on the last preceding date on which such a sale was reported.

This grant is subject to vesting as follows: Consultant shall meet with the Subcommittee every sixty (60) days after the start of the term of this SOW to review the status of the Services (the "Review Meeting"). Upon successful completion by Consultant of certain milestones, as may be determined in the sole reasonable discretion of the Subcommittee at the Review Meeting, the options will vest. In the event that the relevant milestones have not been successfully completed in the sole reasonable discretion of the Subcommittee at the time of such Review Meeting, the options will be cancelled (i.e., there shall be no partial vesting of options). If any portion of the options are cancelled pursuant to the foregoing sentence, then, notwithstanding anything set forth in Section 9(b) of the Agreement, the Agreement and this SOW may thereafter be terminated by either party at any time upon seven (7) days' written notice to the other party. All options granted pursuant to this section will expire on the third anniversary of the Grant Date.

3. Full Force & Effect. Except as set forth in this Amendment, all terms of the Agreement remain in full force and effect. After the effective date of this Amendment, the term "Agreement" as used in the Agreement shall mean the Agreement as amended by this Amendment.

4. Entire Agreement. The provisions set forth in this Amendment represent the entire agreement between the Parties in relation to the matters contained herein and therein. Any oral or written representation not contained or referenced in the Amendment shall not be binding on any Party. Each Party agrees that it has not relied on, or been induced by, any representations of any other Party not contained in this Amendment.

5. Authorization. Each Party hereby represents and warrants that (i) its execution and delivery of its obligations under this Amendment have been duly authorized by all requisite corporate action, and (ii) this Amendment as so executed and delivered constitutes its legal, valid and binding obligation, enforceable against such Party in accordance with its terms.

6. Counterparts. This Amendment may be executed in two or more counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same document.

IN WITNESS WHEREOF, the parties hereto have executed this Amendment as of the Effective Date.